EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of International Energy, Inc. of our report dated May 20, 2008, on our audit of the consolidated balance sheets of International Energy, Inc. and Subsidiaries ("the Company") as of March 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, and for the period from November 6, 1998 (inception) to March 31, 2008.  We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated May 20, 2008, contains an explanatory paragraph that states that the accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

June 20, 2008

Seattle, Washington